|	NEWS
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Ford Total U.S. Sales Up 5 Percent in November, Retail Up
10 Percent; F-Series, SUVs and Lincoln Vehicles Drive Gains

•	Ford Motor Company’s U.S. sales for November total 197,574 vehicles – up 5 percent versus a year ago – with retail sales up 10 percent and fleet sales down 9 percent

•	Ford F-Series has its best November since 2001 on strong F-150 and Super Duty retail demand; total F-Series sales of 72,089 trucks is up 11 percent

•	Ford brand SUV sales increase 20 percent with 60,079 vehicles sold

•	Lincoln sales total 9,429 vehicles for November, representing a 19 percent increase on strong demand for its newest products, including Lincoln Continental, MKX and MKZ

DEARBORN, Mich., Dec. 1, 2016 – Ford Motor Company’s overall sales totaled 197,574 vehicles in November – a 5 percent increase versus last year – driven by a 10 percent retail sales gain with 154,114 vehicles sold.

Fleet sales of 43,460 vehicles, including daily rental, commercial and government segments, declined 9 percent. This reflects the company’s plan to front-load fleet sales this year.

F-Series sales increased 11 percent, totaling 72,089 trucks, the truck line’s best November sales since 2001. F-Series retail sales were up 14 percent.

“Strong retail sales increases for both F-150 and our all-new Super Duty pickups drove F-Series above the 70,000 vehicle mark – a November threshold we have not seen in 15 years,” said Mark LaNeve, vice president, U.S. Marketing, Sales and Service. “Plus, strong consumer demand for well-equipped Super Dutys helped boost Ford’s overall average transaction prices in November, which are up $1,000 versus a year ago – well ahead of the industry average of $320.”

Ford brand SUV sales totaled 60,079 vehicles for November – a 20 percent increase. Escape was up 11 percent; Explorer grew 14 percent, Edge climbed 32 percent and Expedition gained 75 percent.

Lincoln sales increased 19 percent, with sales totaling 9,429 vehicles. Retail sales were up 20 percent. Lincoln MKZ was up 9 percent, while Lincoln MKX was up 30 percent. Lincoln’s all-new Continental had its best sales month since launch – with 1,419 cars sold.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 203,000 employees and 62 plants worldwide, the company’s core business includes designing, manufacturing, marketing and servicing a full line of Ford cars, trucks and SUVs, as well as Lincoln luxury vehicles. To expand its business model, Ford is aggressively pursuing emerging opportunities with investments in electrification, autonomy and mobility. Ford provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products and services, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.